Exhibit 10.6

2007 Amended and Restated

Employment Agreement

This 2007 AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of July 20, 2007, to be effective as of July 18, 2007 (the “Effective Date”), by and among CEDAR FAIR, L.P., a publicly traded Delaware limited partnership, CEDAR FAIR MANAGEMENT, INC., an Ohio Corporation (“Cedar Fair Management”), MAGNUM MANAGEMENT CORPORATION, an Ohio corporation (“Magnum”), and RICHARD L. KINZEL, an individual (“Executive”).

1.	Recitals.

(a) Cedar Fair, L.P. is affiliated with several corporations and partnerships including, without limitation, Cedar Fair Management and Magnum (collectively “Cedar Fair” or the “Company”).

(b) Cedar Fair Management manages the day-to-day activities of, and establishes the long-term objectives for, Cedar Fair. The Board of Directors of Cedar Fair Management (the “Board”) caused Cedar Fair to enter into an employment agreement with Executive, dated December 1, 2006 (“2006 Agreement”), which superseded and replaced a June 1, 2003, employment agreement between Executive and Cedar Fair.

(c) The 2006 Agreement is required to be amended and restated for compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the April 10, 2007, final regulations thereunder (collectively “Section 409A”). This Agreement, which amends, restates, and supersedes the 2006 Agreement, is intended to comply with the requirements of Section 409A.

(d) Executive has held the position of President and Chief Executive Officer of Cedar Fair since 1986.

(e) The Board desires to retain the employment of Executive in his present capacity and to assure Cedar Fair of his continued services in such capacity. The Board also desires Executive to remain active with Cedar Fair after the completion of Executive’s employment with Cedar Fair.

(f) Executive desires to remain in the employment of Cedar Fair in his present capacity, and he is committed to serve and assist Cedar Fair on the terms provided in this Agreement.

(g) In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and Cedar Fair have entered into this Agreement.

2.	Term of Employment.

Except as otherwise provided in this Agreement, Cedar Fair and Executive agree that Executive will continue to perform substantial employee services to Cedar Fair until January 2, 2012; provided, however, that the Company shall have the right to terminate Executive’s services as an employee at any time, subject to the Company’s obligations as provided herein. The “Term of Employment” shall refer to the period commencing on the Effective Date and ending on January 2, 2012, or such earlier date of Executive’s termination of employment. Upon Executive’s termination of employment, Executive will resign all officer positions with the Company and all affiliates of the Company.

3.	Nature of Duties.

(a) Executive agrees to devote his services full time to the business and affairs of Cedar Fair so as to achieve the goals and objectives set by the Board, and to use his best efforts to promote the interests of Cedar Fair and to perform faithfully and efficiently the responsibilities assigned to him in accordance with the terms of this Agreement. Executive further understands that he is governed by a duty of loyalty and fidelity to Cedar Fair by virtue of his position.

(b) Except as otherwise provided herein, Cedar Fair agrees that it will not, without Executive’s express written consent, (i) assign to Executive duties inconsistent with his current position, duties, responsibilities, and status with Cedar Fair or (ii) change his titles or offices as currently in effect. Notwithstanding the foregoing, as part of a succession planning program at Cedar Fair, effective January 1, 2010, Executive shall relinquish his title of President, if requested to do so by the Board.

4.	Board Membership.

Executive is currently Chairman of the Board. Executive shall continue to serve as Chairman of the Board until December 30, 2011, provided he is elected a member of the Board. Thereafter, Executive will serve as member of the Board for a period of at least three more years, provided he is elected to the Board. Executive shall have the exclusive use of an appropriate office located at Cedar Fair’s headquarters in Sandusky, Ohio, and be provided with a secretary for so long as he serves as a member of the Board.

5.	Compensation.

(a) Base Salary. As compensation for Executive’s full-time services, Cedar Fair shall pay to Executive during the Term of Employment an annual salary in accordance with Cedar Fair’s normal payroll practices (but no less frequently than monthly) (“Base Salary”). Executive’s Base Salary shall be no less than One Million Two Hundred Thousand United States Dollars (US $1,200,000.00) per year and may be adjusted upwards each year in an amount determined by the Board.

(b) Incentive Compensation. During the Term of Employment, Cedar Fair agrees that Executive will be eligible to participate in the Cedar Fair, L.P. Amended and Restated Supplemental Retirement Program (formerly named the Bonus and Incentive Compensation Policy for Officers of Cedar Fair Management Company), the Cedar Fair, L.P. Amended and

Restated 2000 Senior Executive Management Incentive Plan, the Cedar Fair, L.P. Amended and Restated Senior Management Long-Term Incentive Compensation Plan, the Cedar Fair, L.P. Amended and Restated 2000 Equity Incentive Plan, and any amendments thereto, and any new incentive plan for Cedar Fair executives established after the Effective Date (collectively referred to as the “Incentive Plans”). Cedar Fair agrees that during the Term of Employment, Executive shall participate in the various Incentive Plans on terms no less favorable than provided other senior managers and/or officers of Cedar Fair.

6.	Benefits.

(a) Certain Cedar Fair fringe benefit plans and programs in which Executive currently is eligible to participate as of the Effective Date are listed in Schedule A hereto (“Schedule A Benefits”). Cedar Fair agrees that Executive shall be eligible to participate in Schedule A Benefits and any other Cedar Fair employee benefit plans and programs during the Term of Employment on the same terms as other senior managers and/or officers of Cedar Fair.

(b) In compliance with Section 409A, notwithstanding any other provision of the plans and programs constituting the Schedule A Benefits:

(i) The amount of expenses eligible for reimbursement and the provision of in-kind benefits during any calendar year shall not affect the amount of expenses eligible for reimbursement or the provision of in-kind benefits in any other calendar year;

(ii) The reimbursement of an eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred; and

(iii) The right to reimbursement or right to in-kind benefit shall not be subject to liquidation or exchange for another benefit.

(c) Cedar Fair, at its expense, shall, in addition to any other life insurance currently provided to Executive, purchase a Two Million United States Dollars (US $2,000,000.00) term life insurance policy on the life of Executive and permit him to designate the beneficiary (the “Term-Life Policy”). The Term-Life Policy shall remain in effect (or be renewed) until July 23, 2018, regardless of whether Executive is actively employed by Cedar Fair. The conditions applicable to in-kind benefits under Section 6(b) hereof shall apply to the Term-Life Policy.

7.	Business Travel and Entertainment Expenses.

(a) During the Term of Employment, reasonable travel, entertainment, and other business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by Cedar Fair in accordance with Cedar Fair’s policies as in effect from time to time.

(b) In compliance with Section 409A, notwithstanding the terms of any such Cedar Fair policy to the contrary:

(i) The amount of expenses eligible for reimbursement during any calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year;

(ii) The reimbursement of an eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred; and

(iii) The right to reimbursement shall not be subject to liquidation or exchange for another benefit.

8.	Termination by Cedar Fair Other Than for Cause.

(a) If Cedar Fair shall terminate Executive’s employment as an employee prior to January 2, 2012, other than pursuant to Section 11 (Termination for Cause) or Section 13 (Change in Control) hereof, then, subject to Sections 8(b), 8(c), and 8(d):

(i) Cedar Fair shall pay to Executive in a lump sum on the twentieth (20th) business day following the date specified in Cedar Fair’s notice of termination as the last day of Executive’s employment (“Date of Termination”), the following amounts:

(A) Executive’s Base Salary through the Date of Termination;

(B) In lieu of any further Base Salary payments for periods after the Date of Termination, an amount equal to the present value (determined using a reasonable interest rate) of Base Salary that Executive would have received had he remained employed with Cedar Fair through January 2, 2012 (determined using the Base Salary in effect upon Executive’s Date of Termination); and

(C) In lieu of any incentive compensation award that Executive would have been granted under any Incentive Plan had he remained employed for periods after the Date of Termination, but was not granted solely because the service period had not yet begun, an amount equal to the present value (determined using a reasonable interest rate) of the average incentive compensation under such Incentive Plans received by Executive over the three (3) years preceding the Date of Termination multiplied by the number of years (or prorations thereof) remaining from the Date of Termination through January 2, 2012.

(ii) Subject to the limitations provided in this Section 8(a)(ii), Executive shall become immediately vested in any award, option, unit appreciation right, restricted unit award, performance unit, distribution equivalent, other unit award, or any other right, interest, or option relating to units or other securities of Cedar Fair awarded to Executive pursuant to the Incentive Plans. In compliance with Section 409A, Executive shall be entitled to exercise any exercisable option or unit appreciation right at any time on or before the earlier of the expiration of the option or unit appreciation right or March 1, 2012. Any other type of award under an Incentive Plan (the service period of which had begun as of the Date of Termination), to the extent it constitutes “nonqualified deferred compensation” under Section 409A, although vested, shall be paid only in accordance with Section 409A and the terms of the Incentive Plan.

(iii) Executive shall be provided with life insurance under the Term-Life Policy as specified in Section 6(c) hereof, and Executive and his spouse shall be provided with lifetime health care coverage as specified in Section 12(a) hereof; and

(iv) Executive shall receive, until January 2, 2012, fringe benefits equivalent or similar to the Schedule A Benefits on terms no less favorable than provided to other senior managers and officers of Cedar Fair. In compliance with Section 409A, to the extent that such benefits involve reimbursements or in-kind benefits:

(A) The amount of expenses eligible for reimbursement and the provision of in-kind benefits during any calendar year shall not affect the amount of expenses eligible for reimbursement or the provision of in-kind benefits in any other calendar year;

(B) The reimbursement of an eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred; and

(C) The right to reimbursement or right to in-kind benefit shall not be subject to liquidation or exchange for another benefit.

(b) Notwithstanding the provisions of Section 8(a), no payment or benefit shall be paid or provided unless and until Executive has incurred a “separation from service” (as that term is defined under Section 409A) at the time his employment is terminated.

(c) Notwithstanding the provisions of Section 8(a), in the event Executive is a “specified employee” (as that term is defined under Section 409A) at the time his employment is terminated, no payments hereunder shall be made, or benefits conferred, prior to the first day that is six (6) months after the date of his “separation from service” (as defined in Section 8(b)); provided that this Section 8(c) shall be effective only to the extent that such payment or provision of benefits would constitute “nonqualified deferred compensation” under Section 409A. Any lump-sum payments that are subject to the “specified employee” six- (6-) month delay under Section 409A shall be paid, any installment payments for the first six (6) months shall be accumulated and paid, and any delayed provision of benefits or reimbursements shall commence (with retroactive effect), within the first five (5) business days after the expiration of such six- (6-) month delay; provided, however, that any payments under Section 8(a)(ii) will be further delayed if so required by the terms of the applicable plan; and provided further, that if the five- (5-) day period begins in one calendar year and ends in another, Executive shall not have the right to designate the taxable year of payment. All other payments and benefits shall be made or provided as they would have been under the terms of this Agreement.

(d) The payment of any amounts or provision of any benefits under this Section 8 are conditioned upon the execution and non-revocation of a separation agreement and release in a form mutually acceptable to Executive and the Company.

9.	Death.

In the event of Executive’s death during the Term of Employment, this Agreement shall terminate and Cedar Fair shall pay to Executive’s estate any Base Salary, incentive compensation under the Incentive Plans, expense reimbursements under Section 7, and benefits earned but not yet paid as of the date of Executive’s death. Such payment and provision of earned benefits shall be made within ninety (90) days following Executive’s death; provided that where the ninety- (90-) day period begins in one calendar year and ends in another calendar year, neither the estate nor any beneficiary of Executive shall have a right to designate the taxable year of payment. In addition, Executive’s beneficiary(ies) and/or his estate shall be entitled to any exercise rights and/or compensation provided under Section 8(a)(ii), and his spouse shall be entitled to continuation of lifetime (i) health coverage benefits, (ii) a supplement to Medicare, and (iii) reimbursement of any expense for Medicare coverage as provided under Section 12(a). All other benefits and compensation under this Agreement shall cease upon Executive’s death.

10.	Termination for Disability.

(a) Cedar Fair may terminate Executive’s employment for “Disability” if Executive is “Disabled.” For purposes of this Agreement, Executive shall be considered Disabled only if, as a result of his incapacity due to physical or mental illness, he shall have been absent from his duties with Cedar Fair on a full-time basis for a period of six (6) consecutive months and a physician selected by Cedar Fair with the consent of Executive is of the opinion that Executive is suffering from a “Disability,” which shall mean a total disability as defined in any disability plan maintained by Cedar Fair.

(b) Any termination of employment pursuant to this Section 10 shall be deemed a termination by Cedar Fair other than for Cause, and Executive shall be entitled to compensation and benefits in the same amounts and subject to the same terms and conditions as provided in Section 8 hereof. Notwithstanding the preceding sentence, monetary payments actually received by Executive from any bona fide short-term or long-term disability plan maintained by Cedar Fair shall be used to reduce any Base Salary or incentive compensation payments made, or required to be made, by Cedar Fair pursuant to this Section 10; provided that, in compliance with Section 409A:

(i) The disability plan payments qualify as “disability pay” under Treasury Regulation Section 31.3121(v)(2)-1(b)(4)(iv)(C);

(ii) Such reduction does not otherwise affect the time of payment of such Base Salary or incentive compensation payments;

(iii) The disability plan covers a substantial number of employees and was in effect before Executive became Disabled; and

(iv) Any subsequent amendment of such disability plan or any change in the benefits payable under such plan results from actions taken by an independent third party or, if taken by Cedar Fair, actions that are generally applicable to a substantial number of other employees.

11.	Termination for Cause.

(a) Cedar Fair may terminate Executive’s employment for Cause. For the purposes of this Agreement, “Cause” shall mean:

(i) Executive’s conviction of, or plea of guilty or nolo contendere to a felony or a crime of moral turpitude;

(ii) The willful and continued failure by Executive to substantially perform his duties with Cedar Fair, which failure results in material injury or damage, including damage to the reputation of Cedar Fair;

(iii) The failure of Executive to comply with the provisions of Section 15 (Disclosure of Information) and 16 (Noncompetition) hereof;

(iv) Intentional theft or embezzlement by Executive from Cedar Fair;

(v) The commission of a fraudulent act or practice by Executive affecting Cedar Fair;

(vi) An act of gross negligence or gross misconduct by Executive that relates to the affairs of Cedar Fair; or

(vii) A violation by Executive of the Company’s policies or procedures relating to discrimination or harassment in the workplace.

Notwithstanding the foregoing, Executive’s employment shall not be deemed to have been terminated for Cause if the termination took place as a result of (A) any act or omission Executive reasonably and in good faith believed to have been in, or not opposed to, the best interests of Cedar Fair; or (B) any act or omission in respect of which a determination is made that Executive met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the regulations and rules set by Cedar Fair or the laws of the State of Ohio, in each case as in effect at the time of such act or omission.

Further, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a written notice (“Cause Notice”), approved by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board (after reasonable notice to Executive and the opportunity for him, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth in this Section 11, and specifying the particulars thereof in detail.

(b) If Executive’s employment shall be terminated for Cause, Cedar Fair shall pay Executive, in a lump sum on the twentieth (20th) business day following the date of termination for Cause, his Base Salary through the date of termination.

(c) Cedar Fair shall pay all incentive compensation earned but not paid as of the date of termination for Cause in accordance with the terms of any Incentive Plan, as amended to comply with Section 409A or otherwise amended; provided that, if such payment would constitute “nonqualified deferred compensation” under Section 409A, then in compliance with Section 409A:

(i) Executive must have incurred a “separation from service” (as defined in Section 8(b) hereof); and

(ii) In the event Executive is a “specified employee” (as that term is defined under Section 409A at the time his employment is terminated), any payment that is “nonqualified deferred compensation” under Section 409A shall not be made prior to the first day that is six (6) months after the date of his separation from service; and

(iii) Any lump-sum payment and any installment payments for the first six (6) months which are subject to the “specified employee” six- (6-) month delay under Section 409A shall be paid within the first five (5) business days after the expiration of such six- (6-) month delay; provided that if the five- (5-) day period begins in one calendar year and ends in another, Executive shall not have the right to designate the taxable year of payment. All other payments shall be made as they would have been under the Incentive Plan provisions; and

(iv) No payment shall be accelerated except in accordance with the Incentive Plan provisions.

(d) Cedar Fair shall have no further obligations to Executive under this Agreement.

12.	Retirement.

(a) In addition to any other benefits provided to a retired Cedar Fair employee upon “Retirement” (as defined below), including but not limited to severance, if any, and his normal and supplemental retirement benefits, Executive and his spouse shall receive, at Cedar Fair’s expense, lifetime (i) health coverage benefits, (ii) a supplement to Medicare, and (iii) reimbursement for any expense for Medicare coverage; provided that, in compliance with Section 409A:

(i) The amount of expenses eligible for reimbursement during any calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year;

(ii) The reimbursement of an eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred; and

(iii) The right to reimbursement shall not be subject to liquidation or exchange for another benefit.

The combined Medicare and Cedar Fair health benefits and supplemental coverage shall be substantially similar to coverage provided to active employees of Cedar Fair.

(b) Subject to the limitations provided in this Section 12, Executive shall become immediately vested in any award, option, unit appreciation right, restricted unit award, performance unit, distribution equivalent, other unit award, or any other right, interest, or option relating to units or other securities of Cedar Fair awarded to Executive pursuant to the Incentive Plans. In compliance with Section 409A, Executive shall be entitled to exercise any exercisable option or unit appreciation right at any time on or before the earlier of the expiration of the option or unit appreciation right or ten (10) years from Retirement. Any other type of award under an Incentive Plan, to the extent it constitutes “nonqualified deferred compensation” under Section 409A, although vested, shall be paid only in accordance with Section 409A and the terms of the Incentive Plan, with no payment acceleration except in accordance with the Incentive Plan provisions.

(c) For purposes of this Section 12, “Retirement” shall mean Executive’s “separation from service” (as that term is defined under Section 409A) on or after attainment of age sixty-two (62).

(d) Notwithstanding the provisions of Section 12, in the event Executive is a “specified employee” (as that term is defined under Section 409A) at the time of his Retirement, no payments hereunder shall be made, or benefits conferred, under Section 12 prior to the first day that is six (6) months after the date of his “separation from service” to the extent that such payment or provision of benefits would constitute “nonqualified deferred compensation” under Section 409A. Any lump-sum payments that are subject to the “specified employee” six- (6-) month delay under Section 409A shall be paid, any installment payments for the first six (6) months shall be accumulated and paid, and any delayed provision of benefits or reimbursements shall commence (with retroactive effect), within the first five (5) business days after the expiration of such six- (6-) month delay; provided, however, that any payments under Section 12(b) will be further delayed if so required by the terms of the applicable plan; and provided further, that if the five- (5-) day period begins in one calendar year and ends in another, Executive shall not have the right to designate the taxable year of payment. All other payments and benefits shall be made or provided as they would have been under the terms of this Agreement.

13.	Change in Control.

(a) If, at any time upon or within twenty-four (24) months after a Change in Control occurs, Executive’s employment with Cedar Fair is involuntarily terminated (other than for Cause) or Executive incurs a “Deemed Termination,” then subject to the same terms and conditions as provided in Sections 8(a)(iv)(A) through (C), 8(b), 8(c), and 8(d) hereof, Cedar Fair shall pay and/or provide to Executive the following:

(i) The greater of (A) or (B), as follows:

(A) Three (3) times average annual “Cash Compensation” for the previous three (3) years (or for the period of Executive’s employment with Cedar Fair if less than three (3) years) preceding the calendar year in which the Change in Control of Cedar Fair occurred, less one United States dollar (US $1.00). (“Cash Compensation” is defined, with respect to any calendar year, as (i) the total salary payable in such calendar year without regard to pre-tax contributions to Cedar Fair benefit plans, (ii) the annual cash bonuses earned by the Executive during the calendar year and accrued by Cedar Fair with respect to such calendar year, notwithstanding the fact that a portion of such bonuses may be paid to the Executive on or before March 15 of the following calendar year, and (iii) with respect to multi-year cash bonuses, the amount actually paid in such calendar year. For the avoidance of doubt, the term Cash Compensation does not include payments or benefits to the Executive under any employee benefit or fringe benefit plan, program, or arrangement or awards or payments under the Cedar Fair, L.P. Amended and Restated Senior Management Long-Term Incentive Compensation Plan, the Cedar Fair, L.P. Amended and Restated 2000 Equity Incentive Plan or the Cedar Fair, L.P. Amended and Restated Supplemental Retirement Program, as such plans, programs, or arrangements existed, currently exist, or are hereafter amended.) or

(B) The sum of (1) through (4):

(1) Executive’s Base Salary through the Date of Termination; and

(2) An amount equal to the present value (determined using a reasonable interest rate) of Base Salary that Executive would have received had he remained employed with Cedar Fair from the Date of Termination through January 2, 2012 (determined using the Base Salary in effect upon Executive’s Date of Termination); and

(3) In lieu of any incentive compensation award that Executive would have been granted under any Incentive Plan had he remained employed for periods after the Date of Termination, but was not granted solely because the service period had not yet begun, an amount equal to the present value (determined using a reasonable interest rate) of the average incentive compensation under such Incentive Plans received by Executive over the three (3) years preceding the Date of Termination multiplied by the number of years (or prorations thereof) remaining from the Date of Termination through January 2, 2012; and

(4) Subject to the limitations provided in this Section 13 (including this subsection), Executive shall become immediately vested in any award, option, unit appreciation right, restricted unit award, performance unit, distribution equivalent, other unit award, or any other right, interest, or option relating to units or other securities of Cedar Fair awarded to Executive pursuant to the Incentive Plans. In compliance with Section 409A, Executive shall be entitled to exercise any exercisable option or unit appreciation right at any time on or before the earlier of the expiration of the option or unit appreciation right or March 1, 2012. Any other type of award under an Incentive Plan (the service period of which had begun as of the Date of Termination), to the extent it constitutes “nonqualified deferred compensation” under Section 409A, although vested, shall be paid only in accordance with Section 409A and the terms of the Incentive Plans, with no acceleration except in accordance with the Incentive Plan provisions.

(ii) Life insurance under the Term-Life Policy and lifetime health care coverage, a supplement to Medicare, and reimbursement of any expense for Medicare coverage as specified in Sections 6(c) and 12(a) hereof;

(iii) Life, disability, and accident benefits on terms no less favorable than provided to other senior managers and officers of Cedar Fair for the longer of:

(A) January 2, 2012; or

(B) Three (3) years or, if shorter, until Executive is reemployed;

(iv) Until January 2, 2012, fringe benefits (but with no duplication of life, disability, and accident benefits already provided under Section 13(a)(iii) above) equivalent or similar to the Schedule A Benefits on terms no less favorable than provided to other senior managers and officers of Cedar Fair; and

(v) Gross-up payments equal to all federal taxes imposed on Executive, if any, under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, on the payments and benefits provided under this Section 13(a) and the federal, state, and local taxes imposed upon Executive as a result of Cedar Fair’s payment of the such taxes; provided that such gross-up payments shall be made by the end of Executive’s taxable year next following his taxable year in which he remits such taxes under Sections 280G and 4999.

Cedar Fair shall make cash payments and begin to provide benefits under this Section 13(a) to Executive not later than sixty (60) days following the date of such involuntary termination (other than for Cause) or Deemed Termination; provided that the terms and conditions of Sections 8(a) (iv)(A) through (C), 8(b), 8(c), and 8(d) are satisfied; and provided further, that if the sixty- (60-) day period is applicable (because the six- (6-) month delay of Section 8(c) is not applicable), Executive shall not have the right to designate the taxable year of payment if such sixty- (60-) day period spans two calendar years. Except as provided in this Section 13, Cedar Fair shall have no further obligations to Executive under this Agreement upon a termination of employment upon or within twenty-four (24) months after a Change in Control.

(b) For purposes of this Section 13, a “Change in Control” shall mean a change in control of Cedar Fair, L.P., if, by analogy to the rules applicable to corporations under Section 409A, Cedar Fair, L.P. would be considered to have undergone a “change in control event” under Section 409A.

(c) For purposes of this Section 13, a “Deemed Termination” shall mean:

(i) Forced relocation of Executive’s place of employment by the greater of thirty-five (35) miles or the distance constituting a “material change in the geographic location” of Executive’s place of employment within the meaning of Section 409A;

(ii) Reduction of Executive’s Base Salary;

(iii) Significant reduction of Executive’s responsibility; or

(iv) Job elimination.

Notwithstanding the foregoing, Executive shall not have incurred a Deemed Termination unless:

(A) Executive incurs a “separation from service” (as defined in Section 8(b)) within the twenty-four (24) month period following the effective date of the Change in Control; and

(B) Executive provides notice to Cedar Fair within ninety (90) days of the event that constitutes the Deemed Termination; and

(C) Cedar Fair has at least thirty (30) days in which to remedy its action.

14.	Termination by Executive.

Except for Sections 12, 15, and 16 (which Sections shall survive the termination of Executive’s employment and the termination of this Agreement), in the event Executive voluntary resigns his employment prior to the end of the Term of Employment, this Agreement shall, upon such voluntary termination, become null and void.

15.	Disclosure of Information.

(a) Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all “Confidential Information” (as defined herein). The parties hereto recognize that the services to be performed by Executive pursuant to this Agreement are special and unique, and that by reason of his employment by the Company after the Effective Date, Executive will acquire, or may have acquired, Confidential Information. Executive recognizes that all such Confidential Information is and shall remain the sole property of the Company, free of any rights of Executive, and acknowledges that the Company has a vested interest in assuring that all such Confidential Information remains secret and confidential. Therefore, in consideration of Executive’s employment with the Company pursuant to this Agreement,

Executive agrees that at all times from after the Effective Date, he will not, directly or indirectly, disclose to any person, firm, company or other entity (other than the Company) any Confidential Information, except as specifically required in the performance of his duties hereunder, without the prior written consent of the Company, except to the extent that (i) any such Confidential Information becomes generally available to the public, other than as a result of a breach by Executive of this Section 15 or by any other executive officer of the Company subject to confidentiality obligations, or (ii) any such Confidential Information becomes available to Executive on a non-confidential basis from a source other than the Company, or its executive officers or advisors; provided, that such source is not known by Executive to be bound by a confidentiality agreement with, or other obligation of secrecy to, the Company or another party. In addition, it shall not be a breach of the confidentiality obligations hereof if Executive is required by law to disclose any Confidential Information; provided, that in such case, Executive shall (x) give the Company the earliest notice possible that such disclosure is or may be required and (y) cooperate with the Company, at the Company’s expense, in protecting to the maximum extent legally permitted, the confidential or proprietary nature of the Confidential Information which must be so disclosed. The obligations of Executive under this Section 15 shall survive any termination of this Agreement. During the Term of Employment Executive shall exercise all due and diligent precautions to protect the integrity of the business plans, customer lists, statistical data and compilation, agreements, contracts, manuals or other documents of the Company which embody the Confidential Information, and upon the expiration or the termination of the Term of Employment, Executive agrees that all Confidential Information in his possession, directly or indirectly, that is in writing or other tangible form (together with all duplicates thereof) will forthwith be returned to the Company and will not be retained by Executive or furnished to any person, either by sample, facsimile film, audio or video cassette, electronic data, verbal communication or any other means of communication. Executive agrees that the provisions of this Section 15 are reasonably necessary to protect the proprietary rights of the Company in the Confidential Information and its trade secrets, goodwill and reputation.

(b) For purposes hereof, the term “Confidential Information” means all information developed or used by the Company relating to the “Business” (as herein defined), operations, employees, customers, suppliers and distributors of the Company, including, but not limited to, customer lists, purchase orders, financial data, pricing information and price lists, business plans and market strategies and arrangements and any strategic plan, all books, records, manuals, advertising materials, catalogues, correspondence, mailing lists, production data, sales materials and records, purchasing materials and records, personnel records, quality control records and procedures included in or relating to the Business or any of the assets of the Company and all trademarks, copyrights and patents, and applications therefore, all trade secrets, inventions, processes, procedures, research records, market surveys and marketing know-how and other technical papers. The term “Confidential Information” also includes any other information heretofore or hereafter acquired by the Company and deemed by it to be confidential. For purposes of this Agreement, the term “Business” shall mean:

(i) The business of amusement and water parks;

(ii) Leisure theme parks;

(iii) Any other business engaged in or being developed (including production of materials used in the Company’s businesses) by the Company, or being considered by the Company, at the time of Executive’s termination; and

(iv) Any joint venture, partnership or agency arrangements relating to the businesses described in (b)(i) through (iii) above.

(c) Return of Company Property. Executive agrees that following the termination of his employment for any reason, he shall return all property of the Company, its subsidiaries, affiliates and any divisions thereof he may have managed which is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any automobile or other materials or equipment supplied by the Company to Executive.

(d) Inventions. Any and all inventions made, developed or created by Executive (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular working hours or otherwise) during the period of his employment with the Company, which may be directly or indirectly useful in, or relate to, the Business of the Company, shall be promptly and fully disclosed by Executive to the Board and shall be the Company’s exclusive property as opposed to Executive’s. Executive shall promptly deliver to the Board all papers, drawings, models, data and other material relating to any invention made, developed or created by him as aforesaid. Executive hereby assigns any and all such inventions to the Company and hereby agrees to execute and deliver such agreements, certificates, assignments or other documents as may be necessary to effect the assignment to the Company of any and all such inventions as contemplated by this Section 15. Executive shall, upon the Company’s request and without any payment therefore, execute any documents necessary or advisable in the opinion of the Company’s counsel to direct issuance of patents or copyrights of the Company with respect to such inventions as are to be in the Company’s exclusive property as against Executive under this Section 15 or to vest in the Company title to such inventions as against Executive, the expense of securing any such patent or copyright, to be borne by the Company.

16.	Noncompetition.

(a) Executive agrees that, during the Term of Employment and during any period in which Executive is receiving benefits from Cedar Fair or, if longer, for a period of twenty-four (24) months following his termination of employment with the Company for any reason, regardless of whether such termination is initiated by the Executive or the Company (collectively the “Noncompetition Period”), Executive will not:

(i) Directly or indirectly, own, manage, operate, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, director, or otherwise with, or have any financial interest in, or aid, consult, advise, or assist anyone else in the conduct of, any entity or business:

(A) In which ten percent (10%) or more of whose annual revenues are derived from a Business as defined above; and

(B) Which conducts business in any locality or region of the United States, Canada, Mexico, Europe, or Asia (whether or not such competing entity or business is physically located in the United States, Canada, Mexico, Europe, or Asia), where Business is being conducted by the Company on the date Executive’s employment is terminated hereunder and in each and every area where the Company intends to conduct such Business as it expresses such intent in the written strategic plan developed by the Company as of the date Executive’s employment is terminated hereunder; and

(ii) Either personally or by his agent or by letters, circulars or advertisements, and whether for himself or on behalf of any other person, company, firm or other entity, except in his capacity as an executive of the Company, canvass or solicit, or enter into or effect (or cause or authorize to be solicited, entered into, or effected), directly or indirectly, for or on behalf of himself or any other person, any business relating to the services of the type provided by, or orders for business or services similar to those provided by, the Company from any person, company, firm, or other entity who is, or has at any time within two (2) years prior to the date of such action been, a customer or supplier of the Company; provided, that the restrictions of Section 16(a)(i)(B) above shall also apply to any person, company, firm, or other entity with whom the Company is specifically seeking to develop a relationship as a customer or supplier of the Company at the date of such action.

Notwithstanding the forgoing, Executive’s ownership of securities of a public company engaged in competition with the Company not in excess of five percent (5%) of any class of such securities shall not be considered a breach of the covenants set forth in this Section 16(a).

(b) Executive agrees that, at all times from after the Effective Date, Executive will not, either personally or by his agent or by letters, circulars or advertisements, and whether for himself or on behalf of any other person, company, firm, or other entity, except in his capacity as an executive of the Company:

(i) Seek to persuade any employee of the Company to discontinue his or her status or employment therewith or to become employed in a business or activities likely to be competitive with the Business; or

(ii) Solicit or employ any such person at any time within twelve (12) months following the date of cessation of employment of such person with the Company, in any locality or region of the United States, Canada, or Mexico and in each and every other area where the Company conducts its Business.

(c) Executive expressly agrees and understands that the remedy at law for any breach by him of Sections 15 and 16 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of a violation by Executive of any provision of Sections 15 and 16, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in these Sections 15 and 16 shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of Sections 15 and 16 which may be pursued or availed of by the Company.

(d) Executive has carefully considered the nature and extent of the restrictions upon Executive and the rights and remedies conferred upon the Company under Sections 15 and 16, and hereby acknowledges and agrees that the same are reasonable in time and territory, are intended to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive’s sole means of support, are fully required to protect the business interests of the Company, and do not confer a benefit upon the Company disproportionate to the detriment to Executive.

17.	Successors, Binding Agreement.

(a) Cedar Fair will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Cedar Fair, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Cedar Fair would be required to perform it if no such succession had taken place.

(b) Failure of Cedar Fair to obtain an agreement to assume and perform this Agreement prior to the effectiveness of any such succession shall be a breach of this Agreement; and Executive shall be entitled to compensation and benefits from Cedar Fair in the same amounts and on the same terms and conditions as would apply under Section 8 as if Executive was terminated other than for Cause; provided that:

(i) Executive incurs a “separation from service” (as defined in Section 8(b) hereof) within the twenty-four (24) month period following the effective date of the succession; and

(ii) Executive provides notice within ninety (90) days of the effective date of the succession to the successor to Cedar Fair that it is a breach of this Agreement not to assume and agree to perform the Agreement; and

(iii) The successor has at least thirty (30) days in which to remedy its inaction.

18.	Amendment or Modification; Conflicts.

(a) This Agreement shall supersede and replace the 2006 Agreement. This Agreement shall, for so long as the provisions of Section 13 hereof and this Agreement remain in effect, also supersede and replace Executive’s participation and rights to participate in and receive benefits under the Cedar Fair, L.P. Amended and Restated Executive Change in Control Plan, as amended from time to time. No provisions of this Agreement may be amended, modified, waived, or discharged unless such amendment, modification, waiver, or discharge is agreed to in writing signed by Executive and such officer as may be specifically designated by the Board.

(b) In the event there is any conflict or ambiguity between any term or condition set forth in this Agreement and any term or condition set forth in any plan, incentive compensation plan or program, equity incentive plan or award, retirement plan, supplemental retirement plan, severance plan, award agreement, fringe benefit plan, or any other written document, the terms and conditions of this Agreement shall supersede and control, except to the extent that any other plan or program provides Executive with additional or enhanced benefits or compensation; provided that:

(i) This provision shall not be construed to permit the change, amendment, or interpretation of any plan or program described herein, if such change, amendment, or interpretation would precipitate taxation of Executive under Section 409A, unless it complies with Section 409A, including the rules regarding subsequent deferrals and acceleration of payments under Section 409A; and

(ii) This provision shall not be construed to permit the change, amendment, or interpretation of any plan or program described herein, to the extent such change, amendment, or interpretation would create or cause a violation of any federal or state law or regulation, including but not limited to the Internal Revenue Code of 1986, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Sarbanes-Oxley Act of 2002, as amended; or the Securities Exchange Act of 1934, as amended.

19.	Right to Amend or Terminate Plans or Programs.

Nothing in this Agreement shall be construed to prevent or otherwise inhibit the right of the Company to alter, amend, discontinue, or terminate any plan, program, fringe benefit, or perquisite hereunder; provided that any such action is of general application to all similarly situated executives and is not specific to Executive.

20.	Arbitration

(a) Executive and Cedar Fair agree that any dispute, claim, or controversy arising out of or relating to this Agreement, including but not limited to claims of employment discrimination and/or claims over whether Executive’s employment was terminated for “Cause,” except as set forth in Section 20(f) below, shall be settled by final and binding arbitration, and judgment upon the award of the arbitration panel may be entered and enforced in any federal or state court having jurisdiction over the parties. Executive expressly acknowledges that this agreement to arbitrate applies without limitation to any claims of unlawful discrimination, harassment, retaliation, wrongful discharge, constructive discharge, claims related to the payment of wages or benefits, contract claims, and tort claims under federal, state, or local law. By agreeing to submit any and all claims (except as set forth in Section 20(f) below) to arbitration, Executive and Cedar Fair expressly waive any right that they may have to resolve such claims through any other means, including a jury trial or court trial.

(b) Arbitration shall be conducted by a panel of three (3) arbitrators in accordance with the arbitration rules of the American Arbitration Association (“AAA”). Within twenty (20) days after notice from one party to the other of the notifying party’s election to arbitrate, each party shall select one (1) arbitrator. Within twenty (20) days after the selection of the two (2) arbitrators by the parties, said arbitrators shall in turn select a third arbitrator. If the two (2) arbitrators cannot agree upon the selection of a third arbitrator, the parties agree that the third arbitrator shall be appointed by the AAA.

(c) Both parties shall be entitled to representation by individuals of their choice and to written information directly relevant to the arbitration of their claims. Each party will be entitled to take three depositions, not including any depositions necessary to perpetuate the testimony of unavailable witnesses. The arbitration panel shall have authority to award any remedy or relief that an Ohio or federal court in Ohio could grant in conformity with applicable law on the basis of the claims actually made in the arbitration. The arbitration panel shall not have the authority either to abridge or change substantive rights available under existing law. Should Executive prevail in arbitration, Cedar Fair shall reimburse Executive for reasonable costs, expenses, and attorneys’ fees incurred by Executive. The arbitration panel shall issue a written award listing the issues submitted by the parties, together with a succinct explanation of the manner in which the panel resolved or decided the issues. The costs of the arbitration panel shall be paid by Cedar Fair.

(d) All arbitration proceedings, including the arbitration panel’s decision and award, shall be confidential. Neither party shall disclose any information or evidence adduced by the other in the arbitration proceedings, or the panel’s award except (i) to the extent that the parties agree otherwise in writing; (ii) as may be appropriate in any subsequent proceedings between the parties such as to enforce the arbitration award; or (iii) as may otherwise be compelled by law.

(e) The terms of this arbitration procedure are severable. The invalidity or unenforceability of any provisions herein shall not affect the application of any other provisions. Where possible, consistent with the procedure, any otherwise invalid provision of the procedure will be governed by the Federal Arbitration Act as will any actions to compel, enforce, vacate, or confirm proceedings, awards, orders of the arbitration panel, or settlements under the procedure.

(f) The parties agree and acknowledge that the promises and agreements set forth in Sections 15 (Disclosure of Information) and 16 (Noncompetition) of this Agreement shall not be subject to the arbitration provisions set forth herein in Section 20, but rather such claims may be brought in any federal or state court of competent jurisdiction. Any claims made by Executive for workers’ compensation (except retaliation claims) or unemployment benefits are also excepted from the arbitration provisions set forth herein in Section 20.

21.	Survival of Certain Provisions.

The provisions of Sections 15 and 16 shall survive the termination of this Agreement.

22.	Tax Reporting and Withholding.

The Company (and any agent of the Company) shall report all income required to be reported, and withhold from any payment under the Agreement the amount of withholding taxes due, in the opinion of the Company in respect of such income or payment and shall take any other action as may be necessary, in the opinion of the Company, to satisfy all obligations for the reporting of such income and payment of such taxes. The Company, the Board, or any delegatee shall not be held liable for any taxes, penalties, interest, or other monetary amounts owed by Executive or other person as a result of the deferral or payment of any amounts under this Agreement or as a result of the Company’s administration of amounts subject to the Agreement, except as expressly provided herein.

23.	Section 409A

To the extent applicable, Cedar Fair and Executive intend that this Agreement comply with Section 409A. Cedar Fair and Executive hereby agree that this Agreement shall be construed in a manner to comply with Section 409A and that should any provision be found not in compliance with Section 409A, the parties are hereby contractually obligated to execute any and all amendments to this Agreement deemed necessary and required by legal counsel for Cedar Fair to achieve compliance with Section 409A. By execution and delivery of this Agreement, Executive irrevocably waives any objections he may have to the amendments required by Section 409A. Cedar Fair and Executive also agree that in no event shall any payment, benefit, or reimbursement required to be made pursuant to this Agreement that is considered “nonqualified deferred compensation” within the meaning of Section 409A be accelerated in violation of Section 409A or be made to Executive unless he has incurred a “separation from service” (as defined in Section 409A). In the event Executive is a “specified employee” (as defined in Section 409A) so that payments, benefits, and/or reimbursements that are nonqualified deferred compensation cannot commence until the lapse of six (6) months after a separation from service, then any such payments, benefits, or reimbursements that are required to be paid or provided in a single lump sum may not be made or provided until the date which is six (6) months after Executive’s separation from service; specifically such lump sum payments shall be paid within the first five (5) business days of the seventh (7th) month following Executive’s separation from service. Furthermore, the first six (6) months of any such payments, benefits, or reimbursements of nonqualified deferred compensation that are required to be paid or provided in installments shall be accumulated and paid or provided (with retroactive effect) within the first five (5) business days of the seventh (7th) month following Executive’s separation from service. In all cases, if the five- (5-) day period begins in one calendar year and ends in another, Executive shall not have the right to designate the taxable year of payment. All remaining installment payments or periodic benefits shall be made or provided as they would ordinarily have been under the provisions of this Agreement. If, notwithstanding actions taken in compliance with this Section 23, Executive incurs taxes under Section 409A, Cedar Fair shall, subject to the same terms and conditions of Sections 8(b), 8(c), and 8(d), make gross-up payments to Executive equal to all federal taxes and interest imposed on Executive, if any, under Section 409A on the payments and benefits provided under this Agreement and the federal, state, and local taxes imposed upon Executive as a result of Cedar Fair’s payment of such taxes; provided that such taxes do not result from Executive’s choice to retain the right to payments and/or benefits that were available to Executive prior to the amendment and restatement of this Agreement for Section 409A; and provided further that such gross-up payments shall be made by the end of Executive’s taxable year next following his taxable year in which he remits such taxes under Section 409A.

24.	Assignment and Alienation Prohibited.

Neither Executive, his surviving spouse, nor other beneficiaries shall have the power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber, in advance, any of the amounts payable hereunder, nor shall any of such payments be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance owed by Executive or his beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.

25.	Captions.

Captions are not controlling for interpretation of this Agreement.

26.	Waiver.

The waiver of the enforcement of any provision by a party hereto shall not be construed as the waiver of any other provision of this Agreement.

27.	Validity.

The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio without giving effect to its conflict of laws provisions.

28.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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CEDAR FAIR, L.P.

By:
Printed Name
Title
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CEDAR FAIR MANAGEMENT, INC.

By:
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MAGNUM MANAGEMENT CORP.

By:
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Title
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RICHARD L. KINZEL

Date: